Exhibit 4.29

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

B. Riley Financial, Inc. has ten classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(1)	our common stock, par value $0.0001 per share (“Common Stock”);
(2)	our depositary shares (each representing a 1/1000th interest in a 6.875% Series A Cumulative Perpetual Preferred Stock, par value $0.0001 per share) (the “Series A Depositary Shares”);
(3)	our depositary shares (each representing a 1/1000th interest in a 7.375% Series B Cumulative Perpetual Preferred Stock, par value $0.0001 per share) (the “Series B Depositary Shares”);
(4)	our 6.75% Senior Notes due 2024 (the “2024 Notes”);
(5)	our 6.375% Senior Notes due 2025 (the “2025 Notes”);
(6)	our 6.50% Senior Notes due 2026 (the “6.50% 2026 Notes”);
(7)	our 5.50% Senior Notes due 2026 (the “5.50% 2026 Notes”);
(8)	our 5.00% Senior Notes due 2026 (the “5.00% 2026 Notes”);
(9)	our 6.00% Senior Notes due 2028 (the “6.00% 2028 Notes”); and
(10)	our 5.25% Senior Notes due 2028 (the “5.25% 2028 Notes,” and together with the 2024 Notes, 2025 Notes, 6.50% 2026 Notes, 5.50% 2026 Notes, 5.00% 2026 Notes and 6.00% 2028 Notes, the “Notes”);

This description does not purport to be complete and is qualified in its entirety by reference to the full text of our (i) Amended and Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”); (ii) Amended and Restated Bylaws, as amended (“Bylaws”); (iii) Certificate of Designation designating the 6.875% Series A Cumulative Perpetual Preferred Stock (“Series A Certificate of Designation”); (iv) Certificate of Designation designating the 7.375% Series B Cumulative Perpetual Preferred Stock (“Series B Certificate of Designation”); (v) Series A Deposit Agreement (as defined below); (vi) Series B Deposit Agreement (as defined below); and (vii) 2019 Indenture (as defined below) (clauses (i) – (vii) together, the “Documents”). We encourage you to read the Documents and the applicable provisions of the Delaware General Corporation Law for additional information.

References herein to “the Company,” “we,” “us” or “our” refer to B. Riley Financial, Inc. and not to any of its subsidiaries

Description of Common Stock

Authorized	Our Certificate of Incorporation provides that we are authorized to issue 101,000,000 shares of capital stock. Our authorized capital stock is comprised of 100,000,000 shares of Common Stock.

Ranking	Our Common Stock ranks junior to any future issuances of preferred stock and the Notes and any future senior securities that we may establish and issue from time to time, with respect to the payments of distributions and amounts, and rights to payment upon liquidation, dissolution and winding up.

Dividends
Subject to preferences that may apply to any then outstanding shares of preferred stock, the holders of outstanding shares of our Common Stock are entitled to receive dividends out of assets legally available for distribution at the times and in the amounts, if any, that our board of directors (the “Board”) may determine from time to time.

Liquidation	In the event of our liquidation, dissolution or winding up, subject to the rights of each series of our preferred stock, which may, from time to time come into existence, holders of our Common Stock are entitled to share ratably in all of our assets remaining after we pay our liabilities.

Voting Rights	The holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Except as otherwise provided by law, our Certificate of Incorporation, our Bylaws or the rules and regulations of any stock exchange applicable to us or pursuant to any other regulation applicable to us or our stockholders, at each meeting of stockholders at which a quorum is present, all corporate actions to be taken by vote of the stockholders shall be authorized by the affirmative vote of the holders of a majority in voting power of the stock present in person or represented by proxy and entitled to vote on the subject matter, and where a separate vote by class or series is required, if a quorum of such class or series is present, such act shall be authorized by the affirmative vote of the holders of a majority in voting power of the stock of such class or series present in person or represented by proxy and entitled to vote on the subject matter.

Nominee for director shall be elected to the Board if a majority of the votes cast are in favor of such nominee’s election; provided, however, that, if the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes of the shares represented in person or by proxy at any meeting of stockholders held to elect directors and entitled to vote on such election of directors. For purposes of this bylaw, a majority of votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker nonvotes” not counted as a vote cast either “for” or “against” that director’s election). In the event that a director nominee fails to receive an affirmative majority of the votes cast in an election where the number of nominees is less than or equal to the number of directors to be elected, the Board, within its powers, may take any appropriate action, including decreasing the number of directors or filling a vacancy.

Listing	Our Common Stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “RILY.”

Transfer Agent	The transfer agent, registrar and dividend disbursing agent for our Common Stock is Continental Stock Transfer and Trust Company.

Description of the Series A Depositary Shares and Series A Preferred Stock

The following is a summary of the material terms and provisions of the Series A Preferred Stock and the Series A Depositary Shares. The statements below describing our Series A Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our Certificate of Incorporation, Certificate of Designation, Bylaws and our Deposit Agreement, dated October 7, 2019, among the Company, Continental Stock Transfer & Trust Company, as Depositary, and the holders of depositary receipts (the “Series A Deposit Agreement”).

Ranking
The 6.875% Series A Cumulative Perpetual Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”) underlying the Series A Depositary Shares will rank, as to dividend rights and rights upon our liquidation, dissolution or winding up:

(1)      Senior to all classes or series of our Common Stock and to all other equity securities issued by us other than any equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Series A Preferred Stock;

(2)      Junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and

(3)      Effectively junior to all our existing and future indebtedness (including indebtedness convertible into our Common Stock or preferred stock) and to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing or future subsidiaries.

Dividends	We will pay cumulative cash dividends on the Series A Preferred Stock, when and as declared by our Board, at the rate of 6.875% of the $25,000.00 liquidation preference ($25.00 per depositary share) per year (equivalent to $1,718.75 or $1.71875 per depositary share).

Dividends will be payable quarterly in arrears, on or about the last day of January, April, July and October; provided that if any dividend payment date is not a business day, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day, and no interest, additional dividends or other sums will accumulate. Dividends will accumulate and be cumulative from, and including, the date of original issuance. Dividends on the Series A Preferred Stock underlying the Series A Depositary Shares will continue to accumulate whether or not (i) any of our agreements prohibit the current payment of dividends, (ii) we have earnings or funds legally available to pay the dividends, or (iii) our Board does not declare the payment of the dividends.

Liquidation Preference	The liquidation preference of each share of Series A Preferred Stock is $25,000.00 ($25.00 per depositary share). Upon liquidation, Series A preferred shareholders will be entitled to receive the liquidation preference with respect to their shares of Series A Preferred Stock plus an amount equal to accumulated but unpaid dividends with respect to such shares.

Optional Redemption
We may not redeem the Series A Preferred Stock underlying the Series A Depositary Shares prior to October 7, 2024, except as described below under “Special Optional Redemption.” At any time on or after October 7, 2024, we may, at our option, redeem the Series A Preferred Stock, in whole or from time to time in part, by paying $25,000.00 per share (equivalent to $25.00 per depositary share), plus any accumulated and unpaid dividends to, but not including, the date of redemption, and the depositary will redeem a proportional number of Series A Depositary Shares representing the shares redeemed. We refer to this redemption as an “optional redemption.”

Special Optional Redemption	Upon the occurrence of a Delisting Event (as defined below), we may, at our option, redeem the Series A preferred stock, in whole or in part, within 90 days after the first date on which such Delisting Event occurred, for cash, at a redemption price of $25,000.00 per share (equivalent to $25.00 per depositary share), plus any accrued and unpaid dividends to, but not including, the date of redemption, and the depositary will redeem a proportional number of Series A Depositary Shares representing the shares redeemed.

A “Delisting Event” occurs when, after the original issuance of Series A Preferred Stock, both (i) the shares of Series A Preferred Stock (or the Series A Depositary Shares) are no longer listed on the New York Stock Exchange (the “NYSE”), the NYSE American LLC (“NYSE AMER”) or the Nasdaq Stock Market LLC (“Nasdaq Exchange”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE AMER or Nasdaq Exchange, and (ii) we are not subject to the reporting requirements of the Exchange Act, but any Series A Preferred Stock is still outstanding.

Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series A Preferred Stock underlying the Series A Depositary Shares, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash, at a redemption price of $25,000.00 per share (equivalent to $25.00 per depositary share), plus any accrued and unpaid dividends to, but not including, the date of redemption, and the depositary will redeem a proportional number of Series A Depositary Shares representing the shares redeemed.

A “Change of Control” occurs when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

●     the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our company entitling that person to exercise more than 50% of the total voting power of all shares of our company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

●     following the closing of any transaction referred to in the bullet point above, neither we nor any acquiring or surviving entity (or if, in connection with such transaction shares of our Common Stock are converted into or exchanged for (in whole or in part) common equity securities of another entity), has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE AMER or Nasdaq Exchange, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE AMER or Nasdaq Exchange.

We refer to redemption following a Delisting Event or Change of Control as a “special optional redemption.” If, prior to the Delisting Event Conversion Date or the Change of Control Conversion Date, as applicable, we have provided or provide notice of exercise of any of our redemption rights relating to the Series A Preferred Stock (whether our optional redemption right or our special optional redemption right), the holders of Series A Depositary Shares representing interests in the Series A Preferred Stock will not have the conversion right described below.

Conversion Rights	Upon the occurrence of a Delisting Event or a Change of Control, as applicable, each holder of Series A Depositary Shares representing interests in the Series A Preferred Stock will have the right (unless, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, we have provided or provide notice of our election to redeem the Series A Preferred Stock) to direct the depositary, on such holder’s behalf, to convert some or all of the Series A Preferred Stock underlying the Series A Depositary Shares held by such holder on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable into a number of shares of our Common Stock (or equivalent value of alternative consideration) per depositary share equal to the lesser of:

●     the quotient obtained by dividing (1) the sum of the $25.00 per depositary share liquidation preference plus the amount of any accumulated and unpaid dividends to, but not including, the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable (unless the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accumulated and unpaid dividend will be included in this sum) by (2) the Common Stock Price (as defined herein); and

● 2.176 (i.e., the Series A Share Cap), subject to certain adjustments;

and subject, in each case, to certain conditions, including, under specified circumstances, an aggregate cap on the total number of shares of our Common Stock issuable upon conversion and to provisions for the receipt of alternative consideration.

If, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, we have provided or provide a redemption notice, whether pursuant to our special optional redemption right or our optional redemption right, holders of Series A Depositary Shares representing interests in the Series A Preferred Stock will not have any right to direct the depositary to convert the Series A Preferred Stock, and any Series A Preferred Stock subsequently selected for redemption that has been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable.

Because each depositary share represents a 1/1000th interest in a share of the Series A Preferred Stock, the number of shares of Common Stock ultimately received for each depositary share will be equal to the number of shares of Common Stock received upon conversion of each share of Series A Preferred Stock divided by 1000. In the event that the conversion would result in the issuance of fractional shares of Common Stock, we will pay the holder of Series A Depositary Shares cash in lieu of such fractional shares.

Except as provided above in connection with a Delisting Event or Change of Control, shares of the Series A Preferred Stock are not convertible into or exchangeable for any other securities or property.

No Maturity, Sinking Fund or Mandatory Redemption	The Series A Preferred Stock underlying the Series A Depositary Shares does not have any stated maturity date and is not subject to mandatory redemption at the option of the holder or any sinking fund. We are not required to set aside funds to redeem the Series A Preferred Stock. Accordingly, the Series A Preferred Stock and Series A Depositary Shares will remain outstanding indefinitely unless we decide to redeem them pursuant to our optional redemption or special optional redemption rights, or they are converted in connection with a Delisting Event or Change of Control.

Limited Voting Rights	Holders of the Series A Depositary Shares representing interests in the Series A Preferred Stock generally will have no voting rights. However, if we do not pay dividends on any outstanding shares of Series A Preferred Stock for six or more quarterly dividend periods (whether or not declared or consecutive), holders of Series A Depositary Shares representing interests in the Series A Preferred Stock (voting separately as a class with all other outstanding series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to elect two additional directors to our Board to serve until all unpaid dividends have been fully paid or declared and set apart for payment. In addition, certain material and adverse changes to the terms of the Series A Preferred Stock cannot be made without the affirmative vote of holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class. In any matter in which the Series A Preferred Stock may vote, each share of Series A Preferred Stock shall be entitled to one vote. As a result, each depositary share will be entitled to 1/1000th of a vote.

Listing	Our Series A Depositary Shares are listed on Nasdaq under the symbol “RILYP.”

Form	The Series A Depositary Shares will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company, except under limited circumstances.

Depositary	Continental Stock Transfer and Trust Company.

Description of the Series B Depositary Shares and Series B Preferred Stock

The following is a summary of the material terms and provisions of the Series B Preferred Stock and the Series B Depositary Shares. The statements below describing our Series B Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our Certificate of Incorporation, Certificate of Designation, Bylaws and our Deposit Agreement, dated September 4, 2020, among the Company, Continental Stock Transfer & Trust Company, as Depositary, and the holders of depositary receipts (the “Series B Deposit Agreement”).

Ranking
The 7.375% Series B Cumulative Perpetual Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”) underlying the Series B Depositary Shares will rank, as to dividend rights and rights upon our liquidation, dissolution or winding up:

(1) Senior to all classes or series of our common stock and to all other equity securities issued by us expressly designated as ranking junior to the Series B Preferred Stock;

(2) On parity with our Series A Preferred Stock;

(2)    Junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series B Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and

(3)    Effectively junior to all our existing and future indebtedness (including indebtedness convertible into our common stock or preferred stock) and to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing or future subsidiaries.

Dividends	We will pay cumulative cash dividends on the Series B Preferred Stock, when and as declared by our Board of Directors, at the rate of 7.375% of the $25,000.00 liquidation preference ($25.00 per depositary share) per year (equivalent to $1,843.75 or $1.84375 per depositary share).

Dividends will be payable quarterly in arrears, on or about the last day of January, April, July and October; provided that if any dividend payment date is not a business day, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day, and no interest, additional dividends or other sums will accumulate. Dividends will accumulate and be cumulative from, and including, the date of original issuance. Dividends on the Series B Preferred Stock underlying the Series B Depositary Shares will continue to accumulate whether or not (i) any of our agreements prohibit the current payment of dividends, (ii) we have earnings or funds legally available to pay the dividends, or (iii) our Board of Directors does not declare the payment of the dividends.

Liquidation Preference	The liquidation preference of each share of Series B Preferred Stock is $25,000.00 ($25.00 per depositary share). Upon liquidation, Series B preferred shareholders will be entitled to receive the liquidation preference with respect to their shares of Series B Preferred Stock plus an amount equal to accumulated but unpaid dividends with respect to such shares.

Optional Redemption	We may not redeem the Series B Preferred Stock underlying the Series B Depositary Shares prior to September 4, 2025, except as described below under “Special Optional Redemption.” At any time on or after September 4, 2025, we may, at our option, redeem the Series B Preferred Stock, in whole or from time to time in part, by paying $25,000.00 per share (equivalent to $25.00 per depositary share), plus any accumulated and unpaid dividends to, but not including, the date of redemption, and the depositary will redeem a proportional number of Series B Depositary Shares representing the shares redeemed. We refer to this redemption as an “optional redemption.”

Special Optional Redemption	Upon the occurrence of a Delisting Event (as defined below), we may, at our option, redeem the Series B preferred stock, in whole or in part, within 90 days after the first date on which such Delisting Event occurred, for cash, at a redemption price of $25,000.00 per share (equivalent to $25.00 per depositary share), plus any accrued and unpaid dividends to, but not including, the date of redemption, and the depositary will redeem a proportional number of Series B Depositary Shares representing the shares redeemed.

A “Delisting Event” occurs when, after the original issuance of Series B Preferred Stock, both (i) the shares of Series B Preferred Stock (or the Series B Depositary Shares) are no longer listed on the NYSE, the NYSE AMER or the Nasdaq Exchange, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE AMER or Nasdaq Exchange, and (ii) we are not subject to the reporting requirements of the Exchange Act, but any Series B Preferred Stock is still outstanding.

Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series B Preferred Stock underlying the Series B Depositary Shares, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash, at a redemption price of $25,000.00 per share (equivalent to $25.00 per depositary share), plus any accrued and unpaid dividends to, but not including, the date of redemption, and the depositary will redeem a proportional number of Series B Depositary Shares representing the shares redeemed.

A “Change of Control” occurs when, after the original issuance of the Series B Preferred Stock, the following have occurred and are continuing:

●     the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our company entitling that person to exercise more than 50% of the total voting power of all shares of our company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

●     following the closing of any transaction referred to in the bullet point above, neither we nor any acquiring or surviving entity (or if, in connection with such transaction shares of our common stock are converted into or exchanged for (in whole or in part) common equity securities of another entity), has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE AMER or Nasdaq Exchange, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE AMER or Nasdaq Exchange.

We refer to redemption following a Delisting Event or Change of Control as a “special optional redemption.” If, prior to the Delisting Event Conversion Date or the Change of Control Conversion Date, as applicable, we have provided or provide notice of exercise of any of our redemption rights relating to the Series B Preferred Stock (whether our optional redemption right or our special optional redemption right), the holders of Series B Depositary Shares representing interests in the Series B Preferred Stock will not have the conversion right described below.

Conversion Rights	Upon the occurrence of a Delisting Event or a Change of Control, as applicable, each holder of Series B Depositary Shares representing interests in the Series B Preferred Stock will have the right (unless, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, we have provided or provide notice of our election to redeem the Series B Preferred Stock) to direct the depositary, on such holder’s behalf, to convert some or all of the Series B Preferred Stock underlying the Series B Depositary Shares held by such holder on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable into a number of shares of our common stock (or equivalent value of alternative consideration) per depositary share equal to the lesser of:

●     the quotient obtained by dividing (1) the sum of the $25.00 per depositary share liquidation preference plus the amount of any accumulated and unpaid dividends to, but not including, the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable (unless the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable is after a record date for a Series B Preferred Stock dividend payment and prior to the corresponding Series B Preferred Stock dividend payment date, in which case no additional amount for such accumulated and unpaid dividend will be included in this sum) by (2) the Common Stock Price (as defined herein); and

● 1.8671 (i.e., the Series B Share Cap), subject to certain adjustments;

and subject, in each case, to the conditions described in this prospectus supplement and the accompanying prospectus, including, under specified circumstances, an aggregate cap on the total number of shares of our common stock issuable upon conversion and to provisions for the receipt of alternative consideration.

If, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, we have provided or provide a redemption notice, whether pursuant to our special optional redemption right or our optional redemption right, holders of Series B Depositary Shares representing interests in the Series B Preferred Stock will not have any right to direct the depositary to convert the Series B Preferred Stock, and any Series B Preferred Stock subsequently selected for redemption that has been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable.

Because each depositary share represents a 1/1000th interest in a share of the Series B Preferred Stock, the number of shares of common stock ultimately received for each depositary share will be equal to the number of shares of common stock received upon conversion of each share of Series B Preferred Stock divided by 1000. In the event that the conversion would result in the issuance of fractional shares of common stock, we will pay the holder of Series B Depositary Shares cash in lieu of such fractional shares.

Except as provided above in connection with a Delisting Event or Change of Control, shares of the Series B Preferred Stock are not convertible into or exchangeable for any other securities or property.

No Maturity, Sinking Fund or Mandatory Redemption	The Series B Preferred Stock underlying the Series B Depositary Shares does not have any stated maturity date and is not subject to mandatory redemption at the option of the holder or any sinking fund. We are not required to set aside funds to redeem the Series B Preferred Stock. Accordingly, the Series B Preferred Stock and Series B Depositary Shares will remain outstanding indefinitely unless we decide to redeem them pursuant to our optional redemption or special optional redemption rights, or they are converted in connection with a Delisting Event or Change of Control.

Limited Voting Rights
Holders of the Series B Depositary Shares representing interests in the Series B Preferred Stock generally will have no voting rights. However, if we do not pay dividends on any outstanding shares of Series B Preferred Stock for six or more quarterly dividend periods (whether or not declared or consecutive), holders of shares of the Series B Preferred Stock and the holders of preferred stock of all other classes and series ranking on parity with the Series B Preferred Stock with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, and upon which like voting rights have been conferred, including our Series A Preferred Stock, and are exercisable, which we refer to as our parity preferred stock, and with which the holders of Series B Preferred Stock and all classes and series of parity preferred stock are entitled to vote together as a single class, voting together as a single class will be entitled to elect two additional directors to our Board of Directors to serve until all unpaid dividends have been fully paid or declared and set apart for payment. In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series B Preferred Stock and any other class or series of parity preferred stock with which the holders of Series B Preferred Stock are entitled to vote together as a single class, including our Series A Preferred Stock, is required for us to create, authorize or issue any class or series of stock ranking senior to the Series B Preferred Stock or to amend any provision of our charter so as to materially and adversely affect the terms of the Series B Preferred Stock. If the proposed charter amendments would materially and adversely affect the rights, preferences, privileges or voting powers of the Series B Preferred Stock disproportionately relative to any other class or series of parity preferred stock, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series B Preferred Stock, voting as a separate class, is also required. In any matter in which the Series B Preferred Stock may vote, each share of Series B Preferred Stock shall be entitled to one vote. As a result, each depositary share will be entitled to 1/1000th of a vote.

Listing	The Series B Depositary Shares are listed on Nasdaq under the symbol “RILYL.”

Form	The Series B Depositary Shares will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company, except under limited circumstances.

Depositary	Continental Stock Transfer and Trust Company.

Description of the Notes
The following is a summary of the material terms and provisions of the Notes. The description of the Notes are subject to and qualified in their entirety by reference to our Indenture dated as of May 7, 2019, as supplemented by the First Supplemental Indenture dated May 7, 2019, the Second Supplemental Indenture dated as of September 23, 2019, the Third Supplemental Indenture dated as of February 12, 2020, the Fourth Supplemental Indenture dated as of January 25, 2021, the Fifth Supplemental Indenture dated as of March 29, 2021, the Sixth Supplemental Indenture dated as of August 6, 2021 and the Seventh Supplemental Indenture dated as of December 3, 2021, which we refer to collectively as the “2019 Indenture,” between the Company and The Bank of New York Mellon Trust Company, N.A., trustee.

We use the term “trustee” to refer to The Bank of New York Mellon Trust Company, N.A., as trustee, under the 2019 Indenture.

Maturity	The 2024 Notes will mature on May 31, 2024, the 2025 Notes will mature on February 28, 2025, the 6.50% 2026 Notes will mature on September 30, 2026, the 5.50% 2026 Notes will mature on March 31, 2026, the 5.00% 2026 Notes will mature on December 31, 2026, the 6.00% 2028 Notes will mature on January 31, 2028 and the 5.25% 2028 Notes will mature on August 31, 2028, each unless redeemed prior to maturity.

Interest Rate and Payment Dates	6.75% interest per annum on the principal amount of the 2024 Notes, 6.375% interest per annum on the principal amount of the 2025 Notes, 6.50% interest per annum on the principal amount of the 6.50% 2026 Notes, 5.50% interest per annum on the principal amount of the 5.50% 2026 Notes, 5.00% interest per annum on the principal amount of the 5.00% 2026 Notes, 6.00% interest per annum on the principal amount of the 6.00% 2028 Notes and 5.25% interest per annum on the principal amount of the 5.25% 2028 Notes will accrue from the most recent interest payment date immediately preceding the date of issuance of the 2024 Notes, 2025 Notes, 6.50% 2026 Notes, 5.50% 2026 Notes, 5.00% 2026 Notes, 6.00% 2028 Notes and 5.25% 2028 Notes, respectively, except that Notes purchased after the record dates noted below, but prior to the interest payment date immediately following such record date (or if settlement of a purchase of Notes otherwise occurs after such record date but prior to the interest payment date immediately following such record date), such Notes will not begin to accrue interest until the interest payment date immediately following such record date. Interest will be paid quarterly in arrears on January 31, April 30, July 31 and October 31 of each year. The interest payable on each interest payment date will be paid only to holders of record of the Notes at the close of business on January 15, April 15, July 15 and October 15 of each year, as the case may be, immediately preceding the applicable interest payment date. As a general matter, holders of the Notes will not be entitled to receive any payments of principal on the Notes prior to the stated maturity date.

Guarantors	None.

Ranking	The Notes will be our senior unsecured obligations and will rank equal in right of payment with all of our existing and future senior unsecured and unsubordinated indebtedness. The Notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The Notes will be structurally subordinated to all existing and future indebtedness (including trade payables) of our subsidiaries.

The 2019 Indenture governing the Notes does not limit the amount of indebtedness that we or our subsidiaries may incur or whether any such indebtedness can be secured by our assets.

Optional Redemption	We may redeem the 2024 Notes for cash in whole or in part at any time at our option (i) on or after May 31, 2021 and prior to May 31, 2022, at a price equal to $25.50 per note, plus accrued and unpaid interest to, but excluding, the date of redemption, (ii) on or after May 31, 2022 and prior to May 31, 2023, at a price equal to $25.25 per note, plus accrued and unpaid interest to, but excluding, the date of redemption, and (iii) on or after May 31, 2023 and prior to maturity, at a price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption.

We may redeem the 2025 Notes for cash in whole or in part at any time at our option (i) on or after February 28, 2021 and prior to February 28, 2022, at a price equal to $25.75 per note, plus accrued and unpaid interest to, but excluding, the date of redemption, (ii) on or after February 28, 2022 and prior to February 28, 2023, at a price equal to $25.50 per note, plus accrued and unpaid interest to, but excluding, the date of redemption, (iii) on or after February 28, 2023 and prior to February 29, 2024, at a price equal to $25.25 per note, plus accrued and unpaid interest to, but excluding, the date of redemption, and (iv) on or after February 29, 2024 and prior to maturity, at a price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption.

We may redeem the 6.50% 2026 Notes for cash in whole or in part at any time at our option (i) on or after September 30, 2022 and prior to September 30, 2023, at a price equal to $25.50 per note, plus accrued and unpaid interest to, but excluding, the date of redemption, (ii) on or after September 30, 2023 and prior to September 30, 2024, at a price equal to $25.25 per note, plus accrued and unpaid interest to, but excluding, the date of redemption, and (iii) on or after September 30, 2024 and prior to maturity, at a price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption.

Prior to January 1, 2026 (the “5.50% 2026 Notes Par Call Date”), we may, at our option, redeem the 5.50% 2026 Notes, for cash in whole or in part at any time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus the 5.50% 2026 Notes Make-Whole Amount, if any, plus accrued and unpaid interest to, but excluding, the date of redemption. On or after January 1, 2026 and prior to maturity, we may, at our option, redeem the 5.50% 2026 Notes, for cash in whole or in part at any time at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption.

Prior to October 2, 2026 (the “5.00% 2026 Notes Par Call Date”), we may, at our option, redeem the 5.00% 2026 Notes, for cash in whole or in part at any time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus the 5.00% 2026 Notes Make-Whole Amount, if any, plus accrued and unpaid interest to, but excluding, the date of redemption. On or after October 2, 2026 and prior to maturity, we may, at our option, redeem the 5.00% 2026 Notes for cash in whole or in part at any time at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption.
We may redeem the 6.00% 2028 Notes for cash in whole or in part at any time at our option (i) on or after January 31, 2022 and prior to January 31, 2023, at a price equal to $25.75 per note, plus accrued and unpaid interest to, but excluding, the date of redemption, (ii) on or after January 31, 2023 and prior to January 31, 2024, at a price equal to $25.50 per note, plus accrued and unpaid interest to, but excluding, the date of redemption, (iii) on or after January 31, 2024 and prior to January 31, 2025, at a price equal to $25.25 per note, plus accrued and unpaid interest to, but excluding, the date of redemption, and (iv) on or after January 31, 2025 and prior to maturity, at a price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption.

At any time prior to August 31, 2023, we may redeem the 5.25% 2028 Notes for cash in whole or in part at any time at our option at a redemption price equal to 100.0% of the principal amount thereof plus the 5.25% 2028 Notes Make-Whole Amount as of, and accrued and unpaid interest to, but excluding, the date of redemption. In addition, we may redeem the 5.25% 2028 Notes for cash in whole or in part at any time at our option (i) on or after August 31, 2023 and prior to August 31, 2024, at a price equal to $25.75 per note, plus accrued and unpaid interest to, but excluding, the date of redemption, (ii) on or after August 31, 2024 and prior to August 31, 2025, at a price equal to $25.50 per note, plus accrued and unpaid interest to, but excluding, the date of redemption, (iii) on or after August 31, 2025 and prior to August 31, 2026, at a price equal to $25.25 per note, plus accrued and unpaid interest to, but excluding, the date of redemption, and (iv) on or after August 31, 2026 and prior to maturity, at a price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption.

As used herein:

“5.50% 2026 Make-Whole Amount” means, in connection with any optional redemption of any 5.50% 2026 Note, the excess, if any, of (i) the sum of the present values, as of the date of such redemption, of the remaining scheduled payments of principal of, and interest (exclusive of interest accrued to, but excluding, the date of redemption) on, such 5.50% 2026 Note, assuming such 5.50% 2026 Note matured on, and that accrued and unpaid interest on such 5.50% 2026 Note was payable through, the 5.50% 2026 Notes Par Call Date, determined by discounting, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), such principal and interest at the Reinvestment Rate (as defined below) (determined on the third business day preceding the date of redemption) over (ii) the aggregate principal amount of such 5.50% 2026 Notes being redeemed.

“5.00% 2026 Make-Whole Amount” means, in connection with any optional redemption of any 5.00% 2026 Note, the excess, if any, of (i) the sum of the present values, as of the date of such redemption, of the remaining scheduled payments of principal of, and interest (exclusive of interest accrued to, but excluding, the date of redemption) on, such 5.00% 2026 Note, assuming such 5.00% 2026 Note matured on, and that accrued and unpaid interest on such 5.00% 2026 Note was payable through, the 5.00% 2026 Notes Par Call Date, determined by discounting, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), such principal and interest at the Reinvestment Rate (as defined below) (determined on the third business day preceding the date of redemption) over (ii) the aggregate principal amount of such 5.00% 2026 Notes being redeemed.

“5.25% 2028 Make-Whole Amount” means, in connection with any optional redemption of any 5.25% 2028 Note, the excess, if any, of (i) the sum of the present values, as of the date of redemption, of the remaining scheduled payments of principal (including the applicable redemption price of such 5.25% 2028 Note at August 31, 2023) of, and interest (exclusive of interest accrued to, but excluding, the date of redemption) on, such 5.25% 2028 Note, assuming such 5.25% 2028 Note matured on, and that accrued and unpaid interest on such 5.25% 2028 Note was payable through, August 31, 2023, determined by discounting, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), such principal and interest at the Reinvestment Rate (determined on the third business day preceding the date of redemption) over (ii) the aggregate principal amount of such 5.25% 2028 Notes being redeemed.

“Reinvestment Rate” means, 0.500%, or 50 basis points, plus the arithmetic mean (rounded to the nearest one-hundredth of one percent) of the yields displayed for each day in the preceding calendar week published in the most recent Statistical Release under the caption “Treasury constant maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity of the 5.50% 2026 Notes, 5.00% 2026 Notes or 5.25% 2028 Notes, as applicable (assuming that the 5.50% 2026 Notes matured on the 5.50% 2026 Notes Par Call Date or assuming that the 5.00% 2026 Notes matured on the 5.00% 2026 Notes Par Call Date or assuming that the 5.25% 2028 Notes matured on August 31, 2023, as applicable) as of the date of redemption. If no maturity exactly corresponds to such remaining life to maturity, yields for the two published maturities most closely corresponding to such remaining life to maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Reinvestment Rate shall be used.

“Statistical Release” means that statistical release designated “H.15” or any successor publication that is published daily by the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturities, or, if such statistical release (or a successor publication) is not published at the time of any determination under the Indenture, then such other reasonably comparable index that shall be designated by us.

Sinking Fund	The Notes will not be subject to any sinking fund (i.e., no amounts will be set aside by us to ensure repayment of the Notes at maturity).

Events of Default	Events of default generally will include failure to pay principal, failure to pay interest, failure to observe or perform any other covenant or warranty in the Notes or in the 2019 Indenture, and certain events of bankruptcy, insolvency or reorganization.

Certain Covenants	The 2019 Indenture that governs the Notes contains certain covenants, including, but not limited to, restrictions on our ability to merge or consolidate with or into any other entity.

No Financial Covenants	The 2019 Indenture relating to the Notes does not contain financial covenants.

Modification or Waiver	The holders of not less than a majority of the outstanding principal amount of the applicable series of Notes, may on behalf of the holders of all the Notes waive any past default with respect to such Notes, other than (i) a default in the payment of principal or interest on such series of Notes, when such payments are due and payable (other than by acceleration), or (ii) in respect of a covenant that cannot be modified or amended without the consent of each holder of such series of Notes.
Certain changes to the Notes require the specific approval of each holder of the Notes, including changing the stated maturity, reducing the principal amount or rate of interest, changing the place of payment, impairing the right to institute suit for the enforcement of any payment, reducing the percentage in principal amount of holders of the Notes whose consent is needed to modify or amend the 2019 Indenture and reducing the percentage in principal amount of holders of the Notes whose consent is needed to waive compliance with certain provisions of the 2019 Indenture or to waive certain defaults.

Additional Notes	We may create and issue additional notes ranking equally and ratably with the 2024 Notes, 2025 Notes, 6.50% 2026 Notes, 5.50% 2026 Notes, 5.00% 2026 Notes, 6.00% 2028 Notes and 5.25% 2028 Notes, in all respects, so that such additional notes will constitute and form a single series with the 2024 Notes, 2025 Notes, 6.50% 2026 Notes, 5.50% 2026 Notes, 5.00% 2026 Notes, 6.00% 2028 Notes and 5.25% 2028 Notes, as applicable, and will have the same terms as to status, redemption or otherwise (except the price to public, the issue date and, if applicable, the initial interest payment date) as such Notes. We will not issue any such additional notes unless such issuance would constitute a “qualified reopening” for U.S. federal income tax purposes.

Listing	The 2024 Notes, 2025 Notes, 6.50% 2026 Notes, 5.50% 2026 Notes, 5.00% 2026 Notes, 6.00% 2028 Notes and 5.25% 2028 Notes, when issued, are or will be quoted on Nasdaq under the symbols “RILYO,” “RILYM,” “RILYN,” “RILYK,” “RILYG,” “RILYT” and “RILYZ,” respectively.

Form and Denomination
The Notes are issued in book-entry form in minimum denominations of $25 and integral multiples in excess thereof. The Notes will be represented by a permanent global certificate deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the Notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Trustee	The Bank of New York Mellon Trust Company, N.A. under the 2019 Indenture relating to the Notes.